                                                                    EXHIBIT 99.2


                               PURCHASE AGREEMENT


                                   DATED AS OF

                                  MARCH 4, 1997

                                      AMONG

                                   BKR, INC.,
                              A NEVADA CORPORATION

                               RESPONSE USA, INC.,
                             A DELAWARE CORPORATION

                                       AND

                                HEALTHLINK, LTD.,
                       A NEVADA LIMITED LIABILITY COMPANY

                                TABLE OF CONTENTS

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                                                                                                               ----
ARTICLE 1
                  DEFINITIONS.....................................................................................2
                  1.1      Definitions............................................................................2

ARTICLE 2
                  SALE OF FIFTY PERCENT (50%) UNDIVIDED
                  INTEREST IN ASSETS AND TRANSFER OF SELLER
                  AND BUYER'S INTEREST IN SUCH ASSETS.............................................................6
                  2.1      Purchase and Sale of Purchased Interest
                           by Buyer...............................................................................6
                  2.2      Purchase Price.........................................................................6
                  2.3      Transfer of Purchased Interest by Buyer
                           to the Company.........................................................................7
                  2.4      Transfer of Seller's Remaining Interest to
                           the Company............................................................................7
                  2.5      Liabilities Not Being Assumed..........................................................7
                  2.6      Post-Closing Adjustment to Response
                           Shares.................................................................................7

ARTICLE 3
                  CLOSING.........................................................................................8
                  3.1      Closing Date...........................................................................8
                  3.2      Documents to be Delivered at the Closing
                           by Seller..............................................................................8
                  3.3      Documents to be Delivered at the Closing
                           by Buyer...............................................................................8
                  3.4      Contributions of Purchased and
                           Remaining Interest.....................................................................8
                  3.5      Delivery of HealthLink Memberships.....................................................8
                  3.6      Delivery of Response Warrant...........................................................8

ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF BUYER
                   ...............................................................................................9
                  4.1      Organization and Related Matters.......................................................9
                  4.2      Authorization..........................................................................9
                  4.3      No Conflicts...........................................................................9
                  4.4      No Brokers or Finders..................................................................9
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                                        i

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                  4.5      Capital Structure......................................................................9
                  4.6      Disclosure Package....................................................................10
                  4.7      Validity of Shares....................................................................10
                  4.8      Absence of Litigation.................................................................11
                  4.9      Eligibility for Use of Form S-3.......................................................11

ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF SELLER.......................................................11
                  5.1      Seller Organization and Related Matters...............................................11
                  5.2      Authorization of Seller...............................................................11
                  5.3      No Other Liabilities or Contingencies.................................................11
                  5.4      Absence of Certain Developments.......................................................12
                  5.5      Material Contracts....................................................................12
                  5.6      Title to Properties...................................................................12
                  5.7      Intangible Property...................................................................13
                  5.8      Tax Matters...........................................................................13
                  5.9      Accounting Records....................................................................13
                  5.10     No Defaults or Conflicts..............................................................14
                  5.11     Legal Proceedings.....................................................................14
                  5.12     Permits; No Violation of Law..........................................................14
                  5.13     Compliance with Law...................................................................15
                  5.14     No Brokers or Finders.................................................................15
                  5.15     Environmental Compliance..............................................................15
                  5.16     Acquisition for Investment............................................................15
                  5.17     Material Facts........................................................................16
                  5.18     Accuracy..............................................................................16

ARTICLE 6
                  COVENANTS WITH RESPECT TO CONDUCT OF SELLER
                  AND BUYER BEFORE AND AFTER CLOSING.............................................................16
                  6.1      Conduct of Business...................................................................16
                  6.2      Access; Books and Records.............................................................17
                  6.3      Notification of Certain Matter........................................................17
                  6.4      Permits and Approvals.................................................................17
                  6.5      Cooperation...........................................................................18
                  6.6      Administration of Accounts............................................................18
                  6.7      Registration of Response Shares.......................................................18




                                       ii
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
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ARTICLE 7
                  CONDITIONS OF PURCHASE.........................................................................22
                  7.1      Conditions Precedent to the Obligation of
                           the Buyer to Close....................................................................22
                  7.2      Conditions Precedent to the Obligation of
                           the Seller to Close...................................................................23

ARTICLE 8
                  TERMINATION OF OBLIGATIONS; SURVIVAL OF COVENANTS..............................................24
                  8.1      Termination of Agreement..............................................................24
                  8.2      Effect of Termination.................................................................25

ARTICLE 9
                  INDEMNIFICATION................................................................................25
                  9.1      Obligations of the Seller.............................................................25
                  9.2      Obligations of Buyer..................................................................26
                  9.3      Procedure.............................................................................26
                  9.4      Exclusive Remedy; Survival............................................................28

ARTICLE 10
                  GENERAL........................................................................................28
                  10.1     Amendments; Waivers...................................................................28
                  10.2     Exhibits; Integration.................................................................29
                  10.3     Best Efforts; Further Assurances......................................................29
                  10.4     Choice of Law.........................................................................29
                  10.5     Arbitration...........................................................................29
                  10.6     No Assignment.........................................................................29
                  10.7     Headings..............................................................................29
                  10.8     Counterparts..........................................................................30
                  10.9     Publicity and Reports.................................................................30
                  10.10    Confidentiality.......................................................................30
                  10.11    Notices...............................................................................30
                  10.12    Expenses..............................................................................31
                  10.13    Waiver................................................................................31
                  10.14    Representation By Counsel;
                           Interpretation........................................................................31
                  10.15    Specific Performance..................................................................31
                  10.16    Severability..........................................................................31
                           Signatures........................................................................32, 33

                               PURCHASE AGREEMENT


        THIS PURCHASE AGREEMENT (the "Agreement") is entered into as of
March   , 1997, among BKR, Inc., a Nevada corporation ("Seller"), Response USA,
Inc., a Delaware corporation ("Buyer"), and HealthLink, Ltd., a Nevada limited liability company ("the "Company"), with respect to the following facts:

         A. Seller is engaged in the manufacture, sale and monitoring of Personal Emergency Response Systems ("PERS") to the general public; and

         B. The parties have agreed to: (i) the purchase by Buyer of a fifty percent (50%) undivided interest in Seller's Assets;
                  (ii) the contribution of Seller's remaining fifty percent (50%) undivided interest in the Assets to HealthLink; and
                  (iii) the contribution of Buyer's fifty percent (50%) undivided interest in the Assets to HealthLink (the "Company");


                                    AGREEMENT

                  NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

1.1 DEFINITIONS. As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply:

         (a) "Action" means any action, complaint, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

         (b) "Affiliate" means a legal or natural Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with a specified Person; or a legal or natural Person that directly, or indirectly through one or more intermediaries, owns or holds any financial interest in a specified legal Person or a specified legal Person's constituent members or shareholders.

         (c) "Agreement" means this Agreement by and among Buyer, Seller and HealthLink as amended or supplemented as provided in this Agreement.

         (d) "Approval" means any approval, authorization, consent, qualification or registration, or any waiver of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

         (e) "Business" means the ownership and operation of the manufacture, sale and monitoring of Personal Emergency Response Systems ("PERS") and all activities incidental or related thereto, including the ownership of intellectual property and all other such activities so related, and shall be deemed to include any of the following incidents of such business: income, cash flow, operations, condition (financial or other), and assets of Seller.

         (f) "Business Day" means any day except Saturday, Sunday or any day on which banks in the State of Nevada are permitted to be closed.

         (g) "Closing" means the consummation of the transaction contemplated by this Agreement.

         (h) "Closing Date" means the date of the Closing.

         (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         (j) "Contract" means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

         (k) "Contribution Date" means the date upon which Seller transfers the Assets to Buyer, which shall be the same date upon which Buyer contributes the Assets to the Company.

         (l) "Employment Contracts" means all oral, written and executed employment Contracts relating to the Business, including written and executed Contracts with executives and employees, if any, and all rights of Seller thereunder.

         (m) "Encumbrance" means any claim, charge, easement, encumbrance, security interest, lien, option, pledge, right of others or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

         (n) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

         (o) "ERISA Affiliate" means Seller and all trades or businesses (whether or not incorporated) that are members of a group of which Seller is a member and which are (i) a "controlled group" within the meaning of Section 414(b) of the Code, (ii) a group "under common control" within the meaning of
Section 414(c) of the Code, or (iii) an "affiliated service group" within the meaning of Section 414(m) or of the Code.

         (p) "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time. Where more than one alternative treatment is permitted by GAAP as of any date, GAAP shall be deemed to refer, as of such date, to the treatment actually utilized by Seller so long as such treatment is permitted by GAAP.

         (q) "Governmental Entity" means any government or any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

         (r) "Hazardous Substance" includes (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity or reproductive toxicity, and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

         (s) "Indemnifiable Claim" means any Loss for or against which any party is entitled to indemnification under this Agreement; "Claim" includes any claim of right to indemnification.

         (t) "Intangible Property" means any trade secret or other confidential information or know-how and any and all Marks and goodwill.

         (u) "IRS" means the Internal Revenue Service or any successor entity.

         (v) "Knowledge" means matters that are to the best knowledge of a party after diligent inquiry, including matters that would have been disclosed by an accountant's audit.

         (w) "Law" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any thereof and any Order.

         (x) "Loss" means any cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty (except to the extent incurred solely by reason of the act or omission of the specified Person) or settlement of any kind or nature, whether foreseeable or unforeseeable, including interest or other carrying costs, penalties (except to the extent incurred solely by reason of the act or omission of the specified Person), reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement that may be imposed on or otherwise incurred or suffered by the specified Person.

         (y) "Material Contract" means any Contract to which Seller is a party or by which any of its assets is in a material manner bound or affected that
(a) after the Balance Sheet Date could obligate Seller to pay an amount of Five Hundred Dollars ($500.00) or more, (b) has a term beyond three (3) months after the Closing Date, (c) otherwise could restrict Business activities, (d) provides for the extension of credit, (e) limits the ability of the Buyer to conduct the Business, including as to manner or place, (f) provides for a guaranty or indemnity, (g) grants a power of attorney, agency or similar authority to another person or entity, (h) contains a right of first refusal or right of consent, or (i) requires Seller or the Company, upon transfer of the Assets, to buy or sell goods.

         (z) "Order" means any decree, injunction, judgment, order, ruling or writ.

         (aa) "Permit" means any license, permit, franchise, certificate of authority or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

         (bb) "Person" means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Entity.

         (cc) "Purchased Interest" shall have the meaning set forth in Section
2.1 of this Agreement.

         (dd) "Purchase Price" shall have the meaning set forth in Section 2.2 of this Agreement.

         (ee) "Remaining Interest" shall have the meaning set forth in Section
2.1 of this Agreement.

         (ff) "Tax" means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

         (gg) "Tax Return" means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes any Affiliate.

         (hh) "Assets" are assets of the Seller described in Exhibit A.

         (ii) "The Response Closing Price Per Share" means the average bid price for the Response Shares on the NASDAQ stock exchange during the fifteen (15) trading days immediately preceding March 4, 1997.

For all purposes of this Agreement, except as otherwise expressly provided:

         (i) the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular,

         (ii) all accounting terms not otherwise defined herein have the meanings assigned under GAAP,

         (iii) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

         (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms,

         (v) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and

         (vi) the words "include," "including" and other words of similar import mean "include, without limitation," or "including, without limitation," regardless of whether any reference to "without limitation" or words of similar import is made.

                                    ARTICLE 2
            SALE OF FIFTY PERCENT (50%) UNDIVIDED INTEREST IN ASSETS
           AND TRANSFER OF SELLER AND BUYER'S INTEREST IN SUCH ASSETS

2.1 PURCHASE AND SALE OF PURCHASED INTEREST BY BUYER. In reliance upon the representations, warranties and covenants contained herein, and subject to the terms and conditions of this Agreement, on the Closing Date Seller shall sell, convey, assign, transfer and deliver to the Buyer a fifty percent (50%) undivided interest in the Assets set forth in Exhibit A. Such interest is referred to as the "Purchased Interest." The remaining fifty percent (50%) undivided interest in the Assets owned by Seller as set forth in Exhibit A, shall be referred to as the "Remaining Interest."

2.2 PURCHASE PRICE. In reliance upon the representations, warranties and covenants contained herein, and subject to the terms and conditions of this Agreement, Buyer shall pay to Seller the Purchase Price of Three Million Three Hundred Thousand Dollars ($3,300,000.00). The purchase price shall be payable by the delivery of a number of shares of common stock of Buyer ("Response Shares") having a value equal to the Purchase Price. The number of shares required to attain the Three Million Three Hundred Thousand Dollars ($3,300,000.00) shall be computed by averaging the closing bid price for the Response Shares on the NASDAQ stock exchange during the fifteen (15) trading days immediately preceding the Closing Date (the "Response Closing Price Per Share").

The Response Shares shall contain a restriction such that Seller may only sell Five Thousand (5,000) shares per day for no more than one hundred thousand (100,000) shares per month.

                  Buyer shall undertake to immediately register such shares for the benefit of Seller by the filing of a registration statement pursuant to the provisions of Section 6.7 hereof.

2.3 TRANSFER OF PURCHASED INTEREST BY BUYER TO THE COMPANY. In reliance upon the representations, warranties and covenants contained herein, and subject to the terms and conditions of this Agreement, on the Closing Date Buyer shall contribute, convey, assign, transfer and deliver to HealthLink, Ltd. the Purchased Interest.

2.4 TRANSFER OF SELLER'S REMAINING INTEREST TO THE COMPANY. In reliance upon the representations, warranties and covenants contained herein, and subject to the terms and conditions of this Agreement, on the Closing Date Seller shall contribute, convey, assign, transfer and deliver to the Company the Remaining Interest. Seller shall receive a fifty percent (50%) membership interest in exchange for the contribution of the Remaining Interest to the business of HealthLink, Ltd. which shall be governed by the terms and conditions of an Operating Agreement in substantially the form attached hereto as Exhibit O.

2.5 LIABILITIES NOT BEING ASSUMED. Buyer and HealthLink, Ltd. are not assuming any liabilities of the Seller other than obligations arising from and after the Closing Date under the contracts.

2.6 POST-CLOSING ADJUSTMENT TO RESPONSE SHARES. If Seller sells at least 1,000,000 Response Shares in open market transactions, and the average gross sale price per share obtained by Seller is less than the Response Closing Price per share (as evidenced by copies of appropriate brokerage account statements, or any other manner reasonably acceptable to Buyer) (the "Shortfall Amount"), then Buyer shall, at its option either:

                  (a) Pay to Seller within sixty (60) days after notice of such sale an amount equal to the difference between the Response Closing Price per share and Seller's gross sale price per share; or

                  (b) Deliver to such Seller additional shares of Common Stock with an aggregate market value (based on the average closing bid price of the Common Stock during the fifteen (15) trading days immediately preceding the date of delivery) equal to such difference, which shares shall be registered and freely transferable without restriction under the Securities Act, other than any restriction arising from the holders status as an "affiliate," as defined in Rule 144 under the Securities Act.

                  Upon the sale of the balance of Seller's Response Shares, the foregoing procedure shall be followed such that Seller shall in no event receive aggregate gross proceeds from the sale of the Response Shares of less than $3,300,000. To the extent that Seller receives a Shortfall Amount form Purchaser and receives gross proceeds from the sale of the Response Shares in excess of $3,300,000 (the "Excess"), Seller shall pay to Purchaser within sixty (60) days of the last sale of the Response Shares, an amount equal to the Excess, but not to exceed the Shortfall Amount.

                                    ARTICLE 3
                                     CLOSING

3.1 CLOSING DATE. The Closing of the transaction shall take place at the office of BKR at 7944 E. Beck Lane, Suite 210, Scottsdale, Arizona, 85260, on or before the close of business March 4, 1997.

3.2 DOCUMENTS TO BE DELIVERED AT THE CLOSING BY SELLER. At the Closing, Seller shall deliver or cause to be delivered to Buyer certificates and such other instruments of transfer necessary or appropriate to transfer to and vest in the Buyer and thereafter in HealthLink, Ltd. all of Seller's right, title and interest in and to fifty percent (50%) of the Assets.

3.3 DOCUMENTS TO BE DELIVERED AT THE CLOSING BY BUYER. Within forty-eight (48) hours after the Closing, Buyer shall deliver or cause to be delivered to Seller, the shares representing the Purchase Price.

3.4 CONTRIBUTIONS OF PURCHASED AND REMAINING INTEREST. At the Closing Seller and Buyer shall deliver or cause to be delivered to HealthLink certificates or such other instruments of transfer necessary or appropriate to transfer and vest in HealthLink, Ltd. all of Buyer's and Seller's interests in the Purchased and Remaining Interests. Seller shall deliver an Optional Advance Note substantially in the form attached hereto marked Exhibit N for the benefit of the Company.

3.5 DELIVERY OF HEALTHLINK MEMBERSHIPS. Subject to the successful and completed contributions and transfers set forth in Section 3.4 above HealthLink, Ltd. shall cause membership certificates to be issued and delivered to Seller and Buyer representing the membership interest of each in HealthLink, Ltd.

3.6 DELIVERY OF RESPONSE WARRANT. Within forty-eight (48) hours after the Closing, Buyer shall deliver or cause to be delivered to Seller a Warrant, in the form attached hereto as Exhibit W, whereby Buyer grants to Seller the right to purchase 30,000 Response Shares for each 10,000 personal emergency response systems placed on line by HealthLink, Ltd. following the Closing Date, up to an aggregate maximum of 450,000 Response Shares. The purchase price for such shares shall be $3.00 per share. The shares covered by such warrant shall be registered by Buyer pursuant to Section 6.7 below.

                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents, warrants and agrees as follows:

4.1 ORGANIZATION AND RELATED MATTERS. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware and has all necessary power and authority to operate, own and lease its properties and assets, to carry on its business as now conducted, and to perform its obligations under this Agreement.

4.2 AUTHORIZATION. Buyer has all required power and authority and has taken all actions necessary to enter into this Agreement, to consummate all other transactions contemplated hereby, and to perform its obligations hereunder. This Agreement and any other agreements, instruments or documents entered into by Buyer pursuant to this Agreement have been duly executed and delivered by Buyer and constitute the legal, valid and, assuming due execution and delivery by the other parties hereto and thereto, binding obligations of Buyer, enforceable in accordance with their terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. The execution, delivery and performance of this Agreement and any other agreement, instrument or document entered into by Buyer pursuant to this Agreement and the Operating Agreement, have been duly authorized by all necessary action of Buyer.

4.3 NO CONFLICTS. The execution, delivery and performance of this Agreement by Buyer will not (a) materially violate the provisions of, or constitute a material breach or default (whether upon lapse of time and/or the occurrence of any act or event, or otherwise) under, its charter documents or bylaws or any Contract to which it is a party that is material to its financial condition, results of operations or conduct of its business, or (b) violate any Law to which Buyer is subject.

4.4 NO BROKERS OR FINDERS. No agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transactions. The Buyer agrees to pay any such brokerage commissions, finders fees or similar compensation and to indemnify and hold Seller harmless against any damages incurred as a result of any such claim.

4.5 CAPITAL STRUCTURE.

                  (a) Stock and Options. The authorized capital stock of Buyer consists of 4,130,908 shares of common stock, .008 par value, and 6,890 shares of Preferred Stock, 1996 Series A, 1,000 par value. At the close of business on March 4, 1997, 4,130,908 shares of Buyer's common stock were issued and outstanding, zero shares of Buyer's common stock were held by Buyer in its Treasury and1,233,381 Class A Warrants; 1,481,950 Class B Warrants; 49,700 Class C Warrants; 175,000 Options at $4.50; 1,032,000 Options at $3.25 to Mellon Bank; and 2,868,400 Insider Options at $2.50 for shares of Buyer's common stock were reserved for issuance upon the exercise of the warrants or options to purchase Buyer's common stock. 6,890shares of Buyer's Preferred Stock, 1996 Series A are issued and outstanding.

                  (b) No Other Commitments. Except for the Buyer options disclosed in Section 4.5(a) above, and listed on Schedule 4.5 hereto, as of the date hereof, there are no options, warrants, convertible, or other securities, calls, commitments, conversion privileges or preemptive or other rights or agreements of any character to which Buyer is a party or by which Buyer is bound obligating Buyer or any of Buyer's subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of Buyer to grant, extend or enter into any such option, warrant, call, right, commitment, conversion right or agreement.

4.6 DISCLOSURE PACKAGE. Buyer has delivered to Seller the following documents:
(a) Buyer's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996; (b) Buyer's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996; (c) Buyer's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1996; (d) all Current Reports on Form 8-K filed by Buyer since July 1, 1996; and (e) all other documents filed by Buyer with the Securities and Exchange Commission since July 1, 1996. The documents listed or required to be listed in items (a) through (e) above are collectively referred to as the "Buyer Disclosure Package." The financial statements of Buyer included in the Buyer Disclosure Package complied as to form in all material respects with the then applicable accounting requirements and published rules and regulations of the Securities and Exchange Commission with respect thereto, were prepared in accordance with generally accepted accounting principals applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of any unaudited statements, as permitted by Form 10-Q as promulgated by the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, year-end, audit adjustments) be consolidated financial position of Buyer and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows. All of the documents contained in the Buyer Disclosure Package are true, correct and complete in all material respects and do not contain any untrue statements of material fact or omit to state any material fact necessary in order to make such representations, warranties, or statements, in light of the circumstances under which they were made, not misleading.

4.7 VALIDITY OF SHARES. The Response Shares to be issued pursuant to this Agreement will, when issued, (a) be duly authorized, validly issued, fully paid and non-assessable, (b) be free and clear of any liens and encumbrances except for applicable restrictions on transfer under applicable securities law, and (c) not be subject to any preemptive rights created by statute, the certificate of incorporation or the bylaws of Buyer.

4.8 ABSENCE OF LITIGATION. Except as set forth in Schedule 4.8, there is no claim, action, proceeding or investigation pending or, to the best of knowledge of Buyer, threatened against Buyer or any property or asset of Buyer, before any court, arbitrator or administrative, governmental or regulatory or body, domestic or foreign, which individually or in the aggregate would be a material adverse affect on Buyer. Neither Buyer nor any property or asset of Buyer is subject to any order, writ, judgment, injunction, decree, determination or award which would have, individually or in the aggregate, a material adverse affect on Buyer.

4.9 ELIGIBILITY FOR USE OF FORM S-3. Buyer is eligible to use Form S-3 under the Securities Act of 1933, as amended, to register the Response Shares as contemplated by Section 6.7 hereof. Buyer shall use its best efforts to maintain such eligibility until the sale of all of the Response Shares by Seller.

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents, warrants and agrees, except as set forth in the schedules attached to this Agreement, as follows:

5.1 SELLER ORGANIZATION AND RELATED MATTERS. Seller is a corporation duly organized and validly existing under the laws of the State of Nevada and has all necessary power and authority to operate, own and lease its properties and assets, to carry on its Business as now conducted, and to perform its obligations under this Agreement.

5.2 AUTHORIZATION OF SELLER. Seller has all required power and authority and has taken all actions necessary to enter into this Agreement, to sell, assign, contribute and deliver the Assets to Buyer and consummate all other transactions contemplated hereby, and to perform its obligations hereunder. This Agreement and any other agreements, instruments or documents entered into by Seller pursuant to this Agreement have been duly executed and delivered by Seller and constitute the legal, valid and, assuming due execution and delivery by the other parties hereto and thereto, binding obligations of Seller, enforceable in accordance with their terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. The execution, delivery and performance of this Agreement and any other agreement, instrument or document entered into by Seller pursuant to this Agreement have been duly authorized by all necessary action of Seller.

5.3 NO OTHER LIABILITIES OR CONTINGENCIES. To Seller's Knowledge, Seller does not have any liabilities of any nature that relate to the Business except the Liabilities set forth in Exhibit B. The financial statements disclosed by Seller to Buyer as set forth in Exhibit B fairly represent the financial condition of Seller as of the dates set forth therein. Upon Seller's transfer of the Assets to Buyer, Buyer shall not assume and will not have any liabilities or obligations material to the Business or its condition (financial or otherwise), whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for obligations arising from and after the Closing Date under the Material Contracts. Upon Seller's transfer of the Assets to Buyer, Buyer shall own the Assets free and clear of any Encumbrances.

                  (a) Except as set forth in this Agreement, upon Seller's transfer of the Remaining Interest in the Assets to HealthLink, Ltd., HealthLink, Ltd. shall not have any liabilities or obligations to the Business or its condition (financial or otherwise), whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for obligations arising after the Closing Date under the Material Contracts. Since the Balance Sheet Date, Seller has not incurred any accrued or contingent liability other than in the ordinary course of business.

5.4 ABSENCE OF CERTAIN DEVELOPMENTS. Since the Balance Sheet Date, there has been no (a) adverse change in the condition, financial or otherwise, of Seller or in the assets, liabilities, properties or business of Seller, or, in the reasonable judgment of Seller, the prospects of any of them, (b) declaration, setting aside or payment of any distribution with respect to Seller, (c) loss, destruction or damage to any property of Seller, whether or not insured, which loss would have an adverse effect on the Business taken as a whole, (d) labor trouble involving Seller or the Assets or any change in any of its personnel or the terms and conditions of employment, (e) waiver of any material right, (f) loan or extension of credit to any officer or employee of Seller, or (g) acquisition or disposition of any assets (or any contract or arrangement therefor) or any other transaction by Seller other than for fair value in the ordinary course of business.

5.5 MATERIAL CONTRACTS. All Material Contracts being assigned to Buyer and the Company that relate to the Business to which Seller or any Affiliate of Seller is a party or assignee or to which Seller or any of its properties are subject or by which any thereof are bound are listed in Exhibit B, and true copies of the agreements appearing in such Exhibit, including all amendments and supplements (and accurate descriptions of all oral agreements), have been made available to Buyer. Each Material Contract is valid and in full force and effect and enforceable in accordance with its terms; Seller has duly performed all its obligations thereunder to the extent that such obligations to perform have accrued; and no breach or default by Seller, or any other party or obligor with respect thereto, has occurred or as a result of this Agreement or performance will occur. Consummation of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or otherwise affect any obligation of Seller, Buyer or the Company under any Material Contract.

5.6 TITLE TO PROPERTIES. Seller has good and marketable title to all properties and assets necessary to the Business as currently conducted and as presently proposed to be conducted, and to all of its properties and assets, free and clear of all Encumbrances except as disclosed in this Agreement. All tangible property included in such properties that is reasonably necessary to the Business is in good condition and repair, except for reasonable wear and tear; and all leases of real or personal property, to which Seller is a party, are fully effective and upon the transfer of Buyer's interest in the Assets to the Company, will afford Buyer and the Company peaceful and undisturbed possession of the subject matter of such leases. Seller is not in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties likely to impede the normal operation of the Business, and Seller has not received any written notice of violation with which Seller has not complied.

5.7 INTANGIBLE PROPERTY. Exhibit C lists any and all Marks, Patents and other material items of Intangible Property in which Seller has an interest and the nature of such interest. Such assets include all Permits or other rights with respect to any of the foregoing. Seller has complete rights to and ownership of all Intangible Property required for use in connection with the Business, including the right to use, free and clear of claims or rights of others, all trade secrets, customer lists, processes, computer software, patents, copyrights and trademarks required for, incident to or included in the Business. Seller does not use any such Intangible Property by consent of any other person and is not required to and does not make any payments to others with respect thereto. Such Intangible Property of Seller is fully assignable free and clear of any Encumbrances. Seller has performed all obligations required to be performed by it, and is not in default under any Contract relating to any of the foregoing. In the operation of the Business, Seller (i) does not, to its knowledge, infringe any patent, copyright or trademark rights of others; (ii) represents and warrants that all trade secrets, know-how, technical processes and procedures developed and belonging to Seller that are material to the Business of Seller and will be material to the Business upon transfer of the Assets to Buyer and thereafter to the Company, and that have not been patented, have been kept confidential; and (iii) is not using and has not used any confidential information, trade secrets or computer software required for the Business of any former employer of any of Seller's past or present employees.

5.8 TAX MATTERS. There are no Taxes due and payable by Seller related to the Business that have not been paid or adequately reserved for. There have been no examinations or audits of any Tax Returns or reports by any applicable Governmental Entity. There have been no actions or failures to act that would inappropriately (a) defer taxable income or gains that would otherwise properly accrue or (b) accelerate taxable deductions or losses that would otherwise properly accrue. Seller has duly filed all Tax Returns required to have been filed by it, and such Tax Returns are accurate and complete in all material respects. There are no waivers of applicable statutes of limitations with respect to Taxes for any year.

5.9 ACCOUNTING RECORDS. Seller has records that accurately and validly reflect its transactions relating to the Business and accounting controls sufficient to ensure that such transactions are (a) executed in accordance with management's general or specific authorization and (b) recorded so as to maintain accountability for such assets and transactions.

5.10 NO DEFAULTS OR CONFLICTS. Seller is not in default (which default would have a material adverse effect on Seller's, Buyer's or Company's properties or assets or the business of Seller, Buyer or Company as currently conducted or proposed to be conducted): (a) under its charter documents or its bylaws or any note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which it is a party or by which it or any of its property is bound or affected or (b) under any Order of any Governmental Entity. There exists no condition, event or act which after notice, lapse of time, or both, could constitute a default by Seller, Buyer or Company under any of the foregoing. To Seller's Knowledge, no third party is in default under any Contract to which Seller, Buyer or Company is a party or by which any of them or any of their property is affected (which default would have an adverse effect on Seller's, Buyer's or Company's properties or assets or the business of Seller, Buyer or Company as currently conducted or proposed to be conducted). The execution, delivery and performance of this Agreement by Seller and the execution, delivery and performance of any related agreement or contemplated transactions by Seller will not: (x) violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under any Material Contract binding on Buyer or Company or its assets following transfer of the Assets to Buyer and Company by Seller as described herein, (y) result in the imposition of any Encumbrance against any of Seller's or, following transfer of the Assets to Buyer or Company, Buyer's assets or Company's assets or (z) violate any Law to which Seller, Buyer, Company or their respective assets are subject.

5.11 LEGAL PROCEEDINGS. There is no Order or Action pending or threatened, against or affecting the Business, the Assets, conditions (financial or otherwise) or prospects of the Seller (a) that questions the validity of this Agreement, or any other agreements, instruments or documents entered into by Seller pursuant to this Agreement or the right of Seller to enter into them or to consummate the transactions contemplated hereby or thereby, or (b) that individually or, when aggregated with one or more other Orders or Actions, has resulted or might reasonably be expected to result in an adverse circumstance or has impaired or might reasonably be expected to impair Seller's ability to perform this Agreement or the consummation of the transactions contemplated by this Agreement. Neither Seller nor any of its officers or directors (as applicable) are a party to, or subject to the provisions of, any Order or Action of any Governmental Entity. There is no Action by the Seller currently pending or that Seller currently intends to initiate. There is no matter relating to the Business or the assets of Seller as to which Seller has received any notice, claim or assertion against or affecting any employee, agent or representative of the Seller or any other Person, in connection with which any such Person has or may be expected to have any right to be indemnified by any of the Seller.

5.12 PERMITS; NO VIOLATION OF LAW. Seller holds all Permits that are required by any Governmental Entity to permit Seller (upon transfer of the Assets to Buyer and Company), Buyer and Company to conduct the Business and all such Permits are valid and in full force and effect. Seller is not in violation of any Law of any Governmental Entity relevant to the ownership of its properties or the carrying on of the Business.

5.13 COMPLIANCE WITH LAW. Seller has organized and has conducted the Business in accordance with applicable Laws, and the forms, procedures and practices of Seller are in compliance with any applicable law governing bulk transfers.

5.14 NO BROKERS OR FINDERS. No agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of the Seller in connection with the negotiation, execution or performance of this Agreement, or the transactions contemplated by this Agreement, will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions. The Seller agrees to pay any such brokerage commissions, finder's fees or similar compensation and to indemnify and hold Buyer harmless against any damages incurred as a result of any such claim.

5.15 ENVIRONMENTAL COMPLIANCE. To Seller's Knowledge: (a) Seller has not generated, used, transported, treated, stored, released or disposed of, and has not expressly permitted anyone else to generate, use, transport, treat, store, release or dispose of, any Hazardous Substance in violation of any Law; (b) any Hazardous Substance handled or dealt with in any way in connection with the Business of Seller during Seller's ownership has been and is being handled or dealt with in all respects in compliance with applicable Laws; and (c) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the Business of Seller that, to the best of Seller's knowledge, information or belief, has created any liability under any Laws or which would require reporting to or notification of any Governmental Entity.

5.16 ACQUISITION FOR INVESTMENT. Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Response Shares, and is able to bear the economic risks of such investment. Seller is acquiring the Response Shares for its own account, for investment and not with a view to distribution. Seller acknowledges that:

                  (a) Seller has been given the opportunity to ask questions of Buyer's management.

                  (b) Buyer has heretofore furnished Seller with copies of its June 30, 1996 Form 10-KSB, and subsequent Form 10-QSB.

                  (c) The offering of the Response Shares has not been registered under the Securities Act of 1933 (the "Securities Act"); Buyer is relying on the exemption from such registration provided by Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

5.17 MATERIAL FACTS. This Agreement, the Exhibits and the Schedules hereto and furnished contemporaneously herewith, and each other agreement, document, certificate or written statement furnished or to be furnished to Buyer through the Closing Date by or on behalf of Seller in connection with the transactions contemplated hereby do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein in light of the circumstances in which they were made not misleading. There is no fact known to Company that has not been disclosed herein or otherwise by Seller to Buyer that may materially adversely affect the Business, properties, assets or condition (financial or otherwise) of Buyer or the Company.

5.18 ACCURACY. The accuracy of the Exhibits and/or Schedules provided by Seller in connection with this Agreement shall be the sole responsibility of Seller on the one hand, and not Buyer, on the other hand, notwithstanding any involvement by any employees or representatives of Buyer in the preparation and compilation of such Exhibits and/or Schedules.

                                    ARTICLE 6
                   COVENANTS WITH RESPECT TO CONDUCT OF SELLER
                       AND BUYER BEFORE AND AFTER CLOSING

From the date hereof each of Buyer and Seller will comply with the terms and provisions of this Article 6 applicable to such Person.

6.1 CONDUCT OF BUSINESS. With respect to the Business, Seller will not, without the prior consent in writing of Buyer:

                  (a) conduct the Business except in the ordinary course consistent with prudent industry practice; or

                  (b) except in accordance with their terms, terminate, allow to expire, renew or renegotiate any Material Contract or default in any of its obligations under any Material Contract or enter into any new Material Contract that is not reflected in the Balance Sheet (it being understood that Seller shall promptly notify Buyer of any such termination, expiration, renewal, renegotiation or default and of any such new Material Contract); or

                  (c) terminate or fail to renew or preserve any Permits, or take any action that would jeopardize the continuance of its material supplier or customer relationships unless adequate replacement therefor is arranged; or

                  (d) incur or agree to incur any obligation or liability (absolute or contingent) that individually calls for payment of any amount outside the normal course of business; or

                  (e) sell, transfer, mortgage, encumber or otherwise dispose of any of the assets of the Business except as contemplated by this Agreement; or

                  (f) dispose of or permit to lapse any rights to the use of any Intangible Property relating to the Business or dispose of or disclose any such Intangible Property not a matter of public knowledge; or

                  (g) introduce any material new method of management or operation in respect of the Business; or

                  (h) take any action or inaction that would cause any of the representations or warranties contained in this Agreement to be inaccurate; or

                  (i) extend any statutes of limitation.

6.2 ACCESS; BOOKS AND RECORDS. Seller will authorize and permit Buyer and a reasonable number of its representatives to have reasonable access during normal business hours, and in such manner as will not unreasonably interfere with the conduct of the Business, to all of its properties, books, records, operating instructions and procedures, Tax Returns and all other information with respect to the Business as Buyer may from time to time request, and at Buyer's expense to make copies of such books, records and other documents and to discuss its business with such third Persons, including its or their (as applicable) directors, officers, employees, accountants, counsel, suppliers, concessionaires, customers and creditors as Buyer considers necessary or appropriate for the purposes of familiarizing itself with the Business of Seller.

6.3 NOTIFICATION OF CERTAIN MATTERS. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty by such Person contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure of Buyer, Seller or the Company to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

6.4 PERMITS AND APPROVALS.

                  (a) Seller and Buyer each agree to cooperate and use their reasonable efforts to obtain (and will promptly prepare all registrations, filings and applications, requests and notices preliminary to) all Approvals and Permits that may be necessary or that may be reasonably requested by Buyer, in each case, necessary to consummate the transactions contemplated by this Agreement and to conduct the Business thereafter.

                  (b) To the extent that the Approval of a third party with respect to any Material Contract is required in connection with the transactions contemplated by this Agreement, Seller and Buyer shall use their best efforts to obtain such Approval prior to the Closing Date and, in the event that any such Approval is not obtained, Seller shall cooperate with Buyer and use its best efforts to provide Buyer with the benefits of each such Material Contract.

                  (c) From the date of this Agreement, Seller agrees to use its best efforts to include in any material agreements entered into subsequent to the date of this Agreement and relating in any way to the Business ("Subsequent Contracts") a provision permitting the assignment of any such Subsequent Contract to Buyer or the Company and providing that upon such assignment Buyer or the Company shall succeed to all of Seller's rights, title and interests thereunder subject to Buyer's or the Company's assumption of all Seller's duties, powers and obligations under such Subsequent Contract.

6.5 COOPERATION. After the Closing, Buyer and Seller each will afford to each other, and to each other's accountants, counsel and other representatives, reasonable access during normal business hours to the books and records of Seller. Each party or its representatives may, at such party's own expense, make copies of such books and records. Seller agrees to preserve the books and records that are retained by Seller following transfer of the Assets to Buyer and Seller and Buyer agree to preserve the books and records transferred by Seller to Buyer, for at least three (3) full calendar years after the date such records were prepared, and each party agrees to give at least thirty (30) days' advance written notice to the other if at any time thereafter it intends to dispose of such books and records in order to give the other party the right to collect and keep them.

6.6 ADMINISTRATION OF ACCOUNTS. After the Closing, Buyer and Seller agree to use their best efforts to orderly transition the business to HealthLink, Ltd. and to account for the day to day operation of the assets and the business.

6.7 REGISTRATION OF RESPONSE SHARES.

                  (a) Buyer shall use its best efforts to register for resale the Response Shares issued to the Sellers, as well as any shares of Buyer's Common Stock issuable to Seller pursuant to the Warrant, under the Securities Act of 1933, as amended (the "Securities Act"). With respect to the Response Shares to be registered, Buyer shall take the following actions:

                           (i) Prepare, file by April 15, 1997, cause to become
effective as soon as possible and keep effective for a period of three (3) years following the Closing, with the Commission, a registration statement or statements or similar documents (the "Registration Statement"), and reasonable and necessary amendments, to include such Response Shares;

                           (ii) Furnish to Seller or its permitted assignees
such numbers of copies of a prospectus, including a preliminary prospectus, and all amendments and supplements thereto, in conformity with the requirements of the Securities Act;

                           (iii) Register and qualify the securities covered by
the Registration Statement under such other securities or Blue Sky laws of such jurisdictions deemed necessary by Seller, and prepare and file in those jurisdictions such amendments (including post-effective amendments) and supplements and to take such other actions as may be necessary to maintain such registration and qualification as necessary;

                           (iv) Furnish to Seller an option of counsel to Buyer,
dated as of the effective date of the Registration Statement.

                           (v) Notify Seller at any time when a prospectus
relating to securities covered by the Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. Buyer will promptly amend or supplement the Registration Statement to correct any such untrue statement or omission;

                           (vii) Notify Seller of the issuance by the SEC of any
stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for the purpose; and

                           (viii) Do such other actions or make available to
Seller such documents as reasonably required under the Securities Act and as reasonably requested in relation to the registration of securities covered by the Registration Statement.

                  (b) Notwithstanding the foregoing, Buyer shall not be obligated to take any action pursuant to this Section 6.7:

                           (i) In any particular jurisdiction in which Buyer
would be required to execute a general consent to service of process in affecting such registration, qualification or compliance, unless Buyer is already subject to service in such jurisdiction and except as may be required by the Securities Act; or

                           (ii) If, at such time, the Response Shares held by
the Seller are freely tradeable without regard to any volume restrictions under Rule 144 promulgated under the Securities Act.

                  (c) All expenses incurred in connection with registrations pursuant to this Section 6.7, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for Buyer, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration shall be borne by Buyer. All underwriting discounts, selling commissions and stock transfer taxes applicable to the Response Shares being registered by Seller shall be borne by Seller.

                  (d) The obligations of Buyer to register the Response Shares, shall not be transferable by the Sellers except in connection with (i) a distribution of the Response Shares to the shareholders of Seller, or (ii) if the Registration Statement is not effective by September 30, 1997, in connection with a transfer of the Response Shares, prior to the effectiveness of the Registration Statement, by a Seller to a Qualified Institutional Buyer as defined in Rule 144A under the Securities Act. Sellers shall give prompt notice of any such transfer.

                  (e) Buyer shall, without limitation as to time, indemnify and hold harmless, to the fullest extent permitted by law, Seller and Seller's officers, directors, shareholders, attorneys, accountants and other agents from and against all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys' fees) and expenses (collectively, "Losses"), as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, Prospectus or form of Prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are based solely upon information furnished in writing to Buyer by Seller or their counsel expressly for use therein; provided, that Buyer shall not be liable to Seller to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if either (A)(i) Seller failed to send or deliver a copy of the Prospectus with or prior to the delivery of written confirmation of the sale by Seller of a Response Share to the person asserting the claim from which such Losses arise and (ii) the Prospectus would have corrected such untrue statement or alleged untrue statement or such omission or alleged omission; or
(B)(x) such untrue statement or alleged untrue statement, omission or alleged omission is corrected in an amendment or supplement to the Prospectus and (y) having previously been furnished by or on behalf of Buyer with copies of the Prospectus as so amended or supplemented, Seller thereafter fails to deliver such Prospectus as so amended or supplemented, prior to or concurrently with the sale of a Response Share to the person asserting the claim from which such Losses arise.

                  (f) In connection with the Registration Statement, Seller shall furnish to Buyer in writing such information as Buyer reasonably requests for use in connection with the Registration Statement or Prospectus and hereby agree to indemnify, to the fullest extent permitted by law, and without limitation as to time, Buyer, its directors and officers, agents and employees, each person who controls Buyer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, from and against all Losses arising out of or based upon any untrue statement of a material fact contained in the Registration Statement, Prospectus or preliminary prospectus or arising out of or based upon any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished in writing by any of Seller or their counsel to Buyer expressly for use in such Registration Statement or Prospectus and that such information was relied upon by Buyer in preparation of such Registration Statement, Prospectus or preliminary prospectus. In no event shall the liability of Seller hereunder be greater in amount than the dollar amount of the proceeds received by Seller upon the sale of the Response Shares giving rise to such indemnification obligation.

                  (g) If any Person shall be entitled to indemnity hereunder (an "indemnified party"), such indemnified party shall give prompt notice to the party from which such indemnity is sought (the "indemnifying party") of any claim or of the commencement of any proceeding ("Proceeding") with respect to which such indemnified party seeks indemnification or contribution pursuant hereto; provided, that the failure to so notify the indemnifying party shall not relieve the indemnifying party from any obligation or liability except to the extent that the indemnifying party shall demonstrate damage caused by such failure. After any such notice with respect to a matter instituted by a third party, the indemnifying party may, or if so requested by the indemnified party, the indemnifying party shall, participate in any such action, suit or other proceeding or assume the defense thereof, with counsel reasonably satisfactory to the indemnified party; provided however, that the indemnified party shall have the right to participate at its own expense in the defense of any such action, suit or other proceeding. Furthermore, should the indemnifying party not assume the defense in a prompt manner or should there be a conflict of interest in connection with the representation of both the indemnifying party and the indemnified party, the indemnified party shall have the right to appoint its own counsel, the reasonable fee and expenses of which shall be borne by the indemnifying party. All such fees and expenses (including any fees and expenses incurred in connection with investigation or preparing to defend such action or proceeding) shall be paid to the indemnified party, as incurred, within five (5) days of written notice thereof to the indemnifying party (regardless of whether it is ultimately determined that an indemnified party is not entitled to indemnification hereunder). The indemnifying party shall not consent to entry of any judgment or enter into any settlement or otherwise seek to terminate any proceeding in which any indemnified party is or could be a party under this
Section 2, unless such judgment, settlement or other termination includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release, in form and substance satisfactory to the indemnified party, from all liability in respect of such claim or litigation for which such indemnified party would be entitled to indemnification hereunder.

                  (h) If the indemnification provided for in this Section 6.7 is unavailable to any indemnified party under paragraphs (e) or (f) hereof in respect to any Losses or is insufficient to hold such indemnified party harmless, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall, jointly and severally, contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party or indemnifying parties, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such indemnifying party or indemnifying parties, on the one hand, and such indemnified party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any Proceeding.

                  The parties hereto agree that it would not be just and equitable if contribution pursuant to this paragraph (g) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provision of this paragraph (g), none of Seller shall be required to contribute any amount in excess of the amount by which the total price at which the Responses Shares sold by Seller and distributed to the public were offered to the public exceeds the amount of any damages which Seller has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

                                    ARTICLE 7
                             CONDITIONS OF PURCHASE

7.1 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE BUYER TO CLOSE. The obligations of Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Buyer:

                  (a) Representations and Warranties and Covenants of Seller. The representations and warranties of Seller herein contained shall be true in all material respects at the Closing Date Seller shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Seller shall have delivered to Buyer a certificate of Seller in form and substance reasonably satisfactory to Buyer, dated the Closing Date and signed by its Chairman of the Board, President or its Vice-President to such effect.

                  (b) No Adverse Fact. No fact, event, circumstance or condition that would be expected to have a material adverse effect on the Business shall have occurred following the date hereof and be continuing.

                  (c) No Orders: Legal Proceedings. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity that prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement. No Governmental Entity shall have notified any party to this Agreement that consummation of the transactions contemplated by this Agreement would constitute a violation of any Law of any jurisdiction and/or that it intends to commence proceedings to restrain or prohibit such transactions or force divestiture or rescission, unless such Governmental Entity shall have withdrawn such notice and abandoned any such proceedings prior to the time that otherwise would have been the Closing Date, unless nationally recognized counsel known to have expertise as to such matters on behalf of the party against whom such action or proceeding was or would be instituted renders to the parties a favorable opinion that such action or proceeding is or would be without merit.

                  (d) Legal Opinion. Buyer shall have received a legal opinion from counsel for Seller in form and substance satisfactory to Buyer.

                  (e) Due Diligence. Buyer shall not have discovered any information during the course of its due diligence investigation that could have a material adverse effect on the Business or which is at material variance with the information previously provided to Buyer by Seller.

                  (f) Employment Agreement. HealthLink, Ltd. shall have entered into an employment agreement with an individual to manage the operations of HealthLink, Ltd., which agreement is reasonably satisfactory to Buyer.

                  (g) Financial Statements. Seller will provide, at Seller's sole cost and expense, certified financial statements of Seller, if and as required by the rules and regulations of the Securities Exchange Act of 1934 applicable to Buyer. Buyer and Seller agree to share the cost and expense of such financial statements which may be required for Guard-Tech, Inc., a Michigan corporation.

7.2 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE SELLER TO CLOSE. The obligations of Seller to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Seller:

                  (a) Representations and Warranties and Covenants of Buyer. The representations and warranties of Buyer herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time. Buyer shall have performed all obligations and complied with all Covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

                  (b) No Orders: Legal Proceedings. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity that prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement. No Governmental Entity shall have notified any party to this Agreement that consummation of the transactions contemplated by this Agreement would constitute a violation of any Law of any jurisdiction and/or that it intends to commence proceedings to restrain or prohibit such transactions or force divestiture or rescission, unless such Governmental Entity shall have withdrawn such notice and abandoned any such proceedings prior to the time that otherwise would have been the Closing Date, unless nationally recognized counsel known to have expertise as to such matters on behalf of the party against whom such action or proceeding was or would be instituted renders to the parties a favorable opinion that such action or proceeding is or would be without merit.

                  (c) Legal Opinion. Seller shall have received a legal opinion from counsel to Buyer in form and substance satisfactory to Seller.

                  (d) No Adverse Fact. No fact, event, circumstance or condition that would be expected to have a material adverse effect on Buyer shall have occurred following the date hereof and be continuing.

                  (e) Employment Agreement. HealthLink, Ltd. shall have entered into an Employment Agreement with an individual to manage the operations of HealthLink, which Agreement is reasonably satisfactory to Seller.

                  (f) Warrant Agreement. Buyer shall have executed and delivered to Seller, within forty-eight (48) hours after the Closing, the Warrant Agreement.

                                    ARTICLE 8
                           TERMINATION OF OBLIGATIONS;
                              SURVIVAL OF COVENANTS

8.1 TERMINATION OF AGREEMENT. If all of the conditions to Closing have not been satisfied, waived or otherwise extended, this Agreement and the transactions contemplated by this Agreement shall terminate at the close of business on the date (the "Termination Date") which is the later of: (i) following March 31, 1997, or (ii) such later date as shall be mutually agreed to in writing by Buyer and Seller. Termination prior to the Closing may occur only by:

                  (a) Mutual Consent. By mutual consent in writing of Buyer and Seller.

                  (b) Conditions to Buyer's Performance Not Met. By Buyer by written notice to Seller if any event occurs that would render impossible the satisfaction, on or before the day then reasonably estimated by Buyer and Seller to be the Termination Date, of one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement.

                  (c) Conditions to Seller's Performance Not Met. By Seller by written notice to Buyer if any event occurs that would render impossible the satisfaction, on or before the day then reasonably estimated by Buyer and Seller to be the Termination Date, of one or more conditions to the obligation of Seller to consummate the transactions contemplated by this Agreement.

                  (d) Material Breach. By Buyer or Seller if there has been a material misrepresentation or material breach on the part of the other party in its representations, warranties and covenants set forth herein, which, if curable, has not been cured within ten (10) business days after receipt of notice from Buyer or Seller of its intention to terminate if such misrepresentation or breach continues.

8.2 EFFECT OF TERMINATION. If this Agreement shall be terminated pursuant to
Article 8, all further obligations of the parties under this Agreement shall terminate without further liability of any party to the other; provided however, that the obligations of the parties contained in Section 10.10 shall survive any such termination. Except as provided in this Section 8.2, a termination under
Section 8.1 shall not relieve any party of any liability for any intentional breach of, or for any intentional misrepresentation under, this Agreement or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such intentional breach or misrepresentation.

                                    ARTICLE 9
                                 INDEMNIFICATION

9.1 OBLIGATIONS OF THE SELLER. The Seller and Guard-Tech Industries, Inc., a Michigan corporation, predecessor in interest to Seller, jointly and severally agree to indemnify and hold harmless Buyer and its Affiliates and the respective directors, managers, officers, employees, agents and assigns of each from and against any and all Losses incurred directly or indirectly by them as a result of, or directly or indirectly based upon or arising from:

                  (a) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by the Seller in or pursuant to this Agreement, as qualified by the matters set forth in the Schedules of this Agreement; or

                  (b) any Tax liabilities attributable to the transfer and contribution of the Assets to Buyer or the Company.

                  (c) any claims, judgments, losses, liabilities, damages and expenses (including attorney's fees) arising from or otherwise relating to employment or other labor matters, including any unfair labor practice charges and/or union grievances, whether currently pending or asserted in the future, arising out of or otherwise relating to any action or breach of duty in connection with the operation of the Business on or before the Contribution Date or with the consummation of the transactions contemplated by this Agreement (collectively, "Labor Matters");

                  (d) any liabilities, losses, payments, sureties, guaranties, bonds or escrows arising with respect to any of Seller's benefit plans, agreements, arrangements or practices (collectively, "ERISA Matters"); or

                  (e) any loss arising from the operation of the Assets or the Business for the period up to and including the Closing Date.

9.2 OBLIGATIONS OF BUYER. Buyer agrees to indemnify and hold harmless the Seller, their Affiliates and their respective partners, directors, officers, employees, agents and assigns from and against any and all Losses incurred directly or indirectly by them as a result of, or directly or indirectly based upon or arising from, any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Buyer in or pursuant to this Agreement.

9.3               PROCEDURE.

                  (a) Notice. If any party becomes aware of any fact, circumstance or event (including without limitation any Action asserted or threatened by a third party or any request to waive any applicable statute of limitations) that might reasonably be expected to result in an Indemnifiable Claim with respect to that party (an "Indemnified Party"), such Indemnified Party shall give prompt written notice to the party that would be required to provide indemnification (the "Indemnifying Party") of the nature of the fact, circumstance or event and the amount believed to be involved. Notwithstanding the foregoing, the rights of any Indemnified Party to be indemnified in respect of any Indemnifiable Claim resulting from the assertion of liability by any third party shall not be adversely affected by the Indemnified Party's failure to give or delay in giving notice unless such failure or delay was intentional or unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby.

                  (b) Defense. If any Action that might reasonably be expected to result in an Indemnifiable Claim is asserted or threatened by a third party against any Indemnified Party, the Indemnifying Party may elect to control the defense thereof with experienced counsel reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, if the Indemnifying Party, within fifteen (15) days after receipt of a notice of such Action fails to give written notice to the Indemnified Party that the Indemnifying Party shall undertake the defense thereof or thereafter fails to timely assume such defense, then the Indemnified Party shall have the right to defend, compromise or settle the Action for the account of the Indemnifying Party. An assertion by the Indemnifying Party of a reservation of rights with respect to such Action shall not constitute a failure to give written notice that it shall undertake such defense. If, after the Indemnifying Party has undertaken the defense of the Action, the Indemnified Party reasonably believes (and gives notice thereof to the Indemnifying Party) that an Indemnifiable Claim may materially adversely affect the business or operations of the Indemnified Party, then the Indemnified Party shall have the right to participate in the defense of the Action at its own expense, subject to the reasonable direction of the other party. Each of the Indemnifying Party and the Indemnified Party shall give all reasonable assistance to the other party in connection therewith. In any case, the Indemnified Party shall, subject to Section 10.10, make available to the Indemnifying Party and its attorneys, accountants, employees, agents, advisors and consultants, at reasonable times during normal business hours, all books, records, documents, employees, agents, advisors and consultants under its control and relating to such Action or such other matter as to which the Indemnified Party is or was required to give notice. The party having control of the defense of an Action shall notify the other party of every proposal, oral or written, for settlement, which it receives or makes.

                  (c) Settlement Limitations. Notwithstanding anything in this
Article 9 to the contrary, the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any threatened or pending Action on behalf of the Indemnified Party or permit a default or consent to entry of any judgment in respect thereof unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to the Indemnified Party of a release from all liability in respect of such Action. Except in the circumstances described in the preceding sentence, if a settlement offer is made by the applicable third-party claimant, the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party's willingness to unconditionally accept the settlement offer and pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Action, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to any Indemnifiable Claim arising therefrom that the Indemnifying Party has an obligation to pay hereunder shall be limited to the amount of the settlement offer that the Indemnified Party declined to accept plus the fees and expenses, including legal, accounting and other professional fees and expenses, of the Indemnified Party relating to such Indemnifiable Claim incurred through the date of its rejection of the settlement offer and to which the Indemnified Party would otherwise be entitled hereunder. If a settlement offer solely for money damages is made by the applicable third-party claimant, the Indemnified Party notifies the Indemnifying Party in writing of its willingness to unconditionally accept the settlement offer, the Indemnifying Party has not reserved its rights to assert that any Loss of the Indemnified Party resulting from such Action is not an Indemnifiable Claim, and the Indemnifying Party declines to accept and pay the amount called for by such offer, the Indemnifying Party may continue to contest such Action at its own expense. The provisions of this Article 9 are subject to the rights of any Indemnified Party's insurer that may be defending any such claim. If the Indemnifying Party makes any payment hereunder, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Claim. Nothing in this Article 9 shall be deemed to obligate any person to maintain any insurance or to pursue any claim against any insurer or third party.

                  (d) Fees and Expenses. Provided that the Indemnifying Party has timely and properly undertaken its duties of defense and indemnity, the fees and expenses of the Indemnified Party relating to such Indemnifiable Claim, including legal, accounting, consultant, expert, witness, employee, officer and director fees and expenses shall be borne by the Indemnified Party.

                  (e) Limitations on Indemnification. Notwithstanding anything herein to the contrary, no claim for indemnification hereunder may be asserted by any indemnified third party unless such claim is first asserted on or before the first (1st) anniversary of the Closing Date. The indemnification provided for in this Section 9 shall not apply unless and until the aggregate Indemnifiable Claims for which one or more of the Indemnified Parties seeks indemnification hereunder exceeds an aggregate of $50,000.00 (the "Basket"), in which event the indemnification shall include all Indemnifiable Claims in excess of the Basket. In addition, the maximum liability of Seller to Indemnified Parties under this Section 9 for all claims of indemnification shall not exceed $3,300,000.00.

9.4 EXCLUSIVE REMEDY; SURVIVAL. The indemnification provided in this Article 9 shall constitute the exclusive remedy (except for equitable remedies) of the parties hereto and their respective directors, officers, employees, Affiliates, agents and assigns from and against any and all Losses asserted against, resulting to, imposed upon or incurred or suffered by, any of them, directly or indirectly, as a result of, or based upon or arising from, the breach of any representation or warranty or the nonfulfillment of any agreement or covenant in or pursuant to this Agreement or any other agreement, document or instrument required hereunder or pursuant to any applicable statute, rule or regulation. The provisions of this Article 9 shall survive indefinitely.

                                   ARTICLE 10
                                     GENERAL

10.1 AMENDMENTS; WAIVERS. This Agreement and any Exhibits attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision or consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

10.2 EXHIBITS; INTEGRATION. Each Exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of the Agreement, although Exhibits may be delivered separately to each party (after being initialed by the delivering party) in addition to being attached to this Agreement. This Agreement, together with such Exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

10.3 BEST EFFORTS; FURTHER ASSURANCES. Each party will use its best efforts to cause all conditions to its obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effectuated substantially in accordance with its terms as reasonably practicable. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters. As used in this Agreement, the term "best efforts" shall not include efforts that require the performing party (a) to do any act that is unreasonable under the circumstances, (b) to amend or waive any rights under this Agreement, or (c) to incur or expend any funds other than reasonable out-of-pocket expenses incurred in satisfying its obligations hereunder, including the fees, expenses and disbursements of its accountants, actuaries, counsel and other professionals.

10.4 CHOICE OF LAW. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Nevada without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal law or are governed by the law of the jurisdiction of organization of the respective parties.

10.5 ARBITRATION. Any dispute arising out of or relating to this Agreement that cannot be settled by good faith negotiation between the parties will be submitted to final and binding arbitration before a retired judge pursuant to the commercial rules of the American Arbitration Association.

10.6 NO ASSIGNMENT. Neither this Agreement nor any rights or obligations under it are assignable without the prior written consent of Buyer and Seller.

10.7 HEADINGS. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

10.8 COUNTERPARTS. This Agreement and any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective when one or more counterparts of this Agreement have been signed by each party and delivered to the other party.

10.9 PUBLICITY AND REPORTS. Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement, and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of the other party.

10.10 CONFIDENTIALITY. All information disclosed by any party (or its representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) shall be kept in confidence by such other party and its representatives and shall not be disclosed to or used by any Person. If this Agreement is terminated, each party shall use all reasonable efforts to return upon written request from the other party all documents received by it or its representatives from such other party and not retain any copies.

10.11 NOTICES. Any notice or other communication hereunder must be given in writing and either (a) delivered in person, (b) transmitted by telex, telefax or telecopy mechanism, provided that any notice so given is also mailed as provided in clause (c), or (c) mailed, postage prepaid, receipt requested, as follows:

                  If to Seller, addressed to:

                  BKR, Inc.
                  7944 East Beck Lane, Suite 210
                  Scottsdale, Arizona 85260

                  With copies to:

                  Loyd E. Wright, Esq.
                  19200 Von Karman Avenue, Suite 870
                  Irvine, CA 92715

                  If to Buyer, addressed to:

                  Richard M. Brooks
                  Response USA, Inc.
                  11-H Princess Road
                  Lawrenceville, New Jersey 08648
                  and to:

                  Tom Rose, Esq.
                  Schneck, Weltman, Hashmall & Mischel, LLP
                  1285 Avenue of Americas, 3rd Floor
                  New York, NY 10019

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number and an appropriate answer back is received,
(ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when actually received at such address.

10.12 EXPENSES. Seller and Buyer shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of their respective accountants and attorneys.

10.13 WAIVER. No failure to exercise or delay in exercising any right hereunder on the part of any party shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

10.14 REPRESENTATION BY COUNSEL; INTERPRETATION. Seller and Buyer each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Buyer and Seller.

10.15 SPECIFIC PERFORMANCE. Seller acknowledges that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, Buyer would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms and therefore agrees that Buyer shall be entitled to specific performance of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

10.16 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all remaining provisions of this Agreement be construed to remain fully valid, enforceable and binding on the parties.


                        [SIGNATURES CONTAINED ON PAGE 32]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers, if any, all as of the day and year first written above.

              "SELLER"                                     "BUYER"

              BKR, INC.,                              RESPONSE USA, INC.,
        a Nevada corporation                        a Delaware corporation


                                             By: /s/ Richard M. Brooks
                                               --------------------------------
By: /s/ Bert Bebrosian                               RICHARD M. BROOKS,
   -------------------------------                   President
        BERT BEDROSIAN,
        President

                                             By: /s/ Ronald Feldman
                                                -------------------------------
By:  /s/ Robin Bedrosian                             RONALD FELDMAN,
   -------------------------------                   Chief Operating Officer
         ROBIN BEDROSIAN,
         Secretary

                                                    HEALTHLINK, LTD.,
                                             a Nevada limited liability company


                                             By:  /s/ Bert Bedrosian
                                                -------------------------------
                                                      BERT BEDROSIAN,
                                                      President


                                             By:  /s/ Kenneth W. Stickney
                                                 -------------------------------
                                                      KENNETH W. STICKNEY,
                                                      Chairman


                                             By: /s/ Richard M. Brooks
                                                -------------------------------
                                                     RICHARD M. BROOKS,
                                                     Chief Executive Officer


                                             By:  /s/ Ronald Feldman
                                                -------------------------------
                                                      RONALD FELDMAN,
                                                      Vice Chairman

















                       [SIGNATURES CONTINUED ON PAGE 33]

                                              GUARD-TECH INDUSTRIES, INC.,
                                                 a Michigan Corporation


                                       By: /s/ BERT BEDROSIAN
                                          -------------------------------------
                                          BERT BEDROSIAN
                                          President